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                                                                    Exhibit 99.1

        Stericycle Announces Settlement with Arizona Attorney General and
                Settlement Discussions with Utah Attorney General
                       Regarding Antitrust Investigations

     .    No Material Impact on Operations or Earnings
     .    Memorandum of Understanding signed with Arizona Attorney General
     .    Settlement Discussions Ongoing with Utah Attorney General

     Lake Forest, Illinois, August 1, 2002--Stericycle, Inc. (NASDAQ:SRCL)--In response to inaccurate rumors that have recently come to its attention, Stericycle, Inc. (NASDAQ: SRCL), the United States' leading provider of regulated medical waste management services, today announced that it had reached an agreement in principle to settle an antitrust investigation by the Arizona Attorney General's office relating to Stericycle's December 1997 sale and purchase of medical waste assets in Utah and Arizona with Browning-Ferris Industries, Inc. ("BFI") and Stericycle's subsequent failure to provide treatment services to certain third-party haulers of medical waste at Stericycle's treatment facilities in Arizona and Utah. Stericycle also confirmed that it is currently in settlement discussions with the Utah Attorney General's office in connection with an antitrust investigation related to the same issues.

     In the 1997 exchange with BFI, Stericycle purchased certain of BFI's medical waste assets in Arizona and sold BFI certain of Stericycle's medical waste assets in Utah and Colorado. In November 1999, following the acquisition of BFI by Allied Waste Industries, Inc., Stericycle acquired BFI's entire medical waste business in the United States, Canada and Puerto Rico (including BFI's treatment facility and operations in Utah and its operations in Colorado). The 1999 acquisition was reviewed under the federal Hart-Scott-Rodino Antitrust Improvements Act of 1976 and allowed to proceed by the U.S. Department of Justice, which specifically reviewed the 1997 exchange of assets with BFI.

     Under a memorandum of understanding with the Arizona Attorney General's office, Stericycle has agreed to pay a total of $320,000 in civil penalties and attorneys' fees in quarterly installments over a three-year period, with an initial payment of $75,000. Stericycle has also agreed to provide up to 50,000 pounds per month of incineration treatment services to third-party haulers at Stericycle's Chandler, Arizona treatment facility for a five-year period at commercially competitive prices. The settlement will also require Stericycle, for a two-year period, to rebate 25% of the amounts billed and collected from the two third-party haulers whose complaints prompted the initial investigation by the Arizona Attorney General's office. The settlement will expressly state that Stericycle does not admit that it has violated any Arizona or federal antitrust laws.

     Stericycle is presently in settlement discussions with the Utah Attorney General's office. Neither the Arizona settlement nor any settlement in Utah resulting from ongoing discussions will become effective until the respective parties enter into mutually acceptable consent decrees.


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     Stericycle is not aware of any antitrust investigations or proceedings in any other jurisdictions.

     Stericycle's president and chief executive officer, Mark C. Miller, said, "There was no anti competitive intent or effect, in Arizona, Utah or elsewhere, to the December 1997 exchange of assets with BFI. We believe that neither the exchange with BFI nor our failure to provide treatment services to third party haulers violated the Arizona and Utah antitrust statutes. We have agreed to settle the Arizona investigation on the terms described, and have pursued settlement discussions in Utah in order to avoid the expense of vindicating our position and to eliminate the uncertainty of outcome in the event of litigation." Miller added, "We believe that the combined effect of the Arizona settlement and the likely terms of a settlement in Utah will not materially impact Stericycle's business or financial condition. We believe we have adequately reserved for the costs and probable settlement amounts associated with these investigations and know of no reason to revise Stericycle's earnings guidance that we provided during our most recent conference call."

     Stericycle provides medical waste collection, transportation, treatment and disposal services and safety and compliance programs to healthcare companies nationwide, including hospitals, physician and dental offices, laboratories and clinics. Medical waste includes single-use disposables such as needles, syringes, gloves and other supplies that have been in contact with blood or other bodily fluids, as well as blood, blood products and other items that could harbor infectious agents.

     Safe Harbor Statement: This press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond the Company's control (for example, general economic conditions). The Company's actual results could differ significantly from the results described in the forward looking statements. Factors that could cause such differences include difficulties in completing the integration of acquired businesses, changes in governmental regulation of medical waste collection and treatment, and increases in transportation and other operating costs, as well as the various other factors identified in the Company's filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. The Company makes no commitment to disclose any subsequent revisions to forward-looking statements.

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